Filed Pursuant to Rule 433

Dated March 18, 2025

Registration Statement Nos. 333-285756, 333-285756-01, 333-285756-02

Relating to Preliminary Prospectus Supplement dated March 18, 2025 and Prospectus dated March 12, 2025

CNH INDUSTRIAL CAPITAL LLC

$500,000,000 4.750% NOTES DUE 2028

Issuer:	CNH Industrial Capital LLC
Guarantors:	CNH Industrial Capital America LLC and New Holland Credit Company, LLC
Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 / BBB+ / BBB+
Form:	SEC Registered
Principal Amount:	$500,000,000
Trade Date:	March 18, 2025
Settlement Date:**	March 21, 2025 (T+3)
Maturity Date:	March 21, 2028
Interest Payment Dates:	March 21 and September 21, commencing September 21, 2025
Coupon:	4.750% per annum
Price to Public:	99.658% of the principal amount, plus accrued interest from March 21, 2025 if settlement occurs after that date
Net Proceeds to Issuer Before Expenses:	$496,415,000
Benchmark Treasury:	UST 3.875% due March 15, 2028
Spread to Benchmark Treasury:	+87 basis points
Benchmark Treasury Price and Yield:	99-20+; 4.004%
Yield to Maturity:	4.874%
Optional Redemption:	Make-whole call prior to February 21, 2028 based on U.S. Treasury +0.15% (15 basis points) or at par on or after February 21, 2028
Change of Control:	101%
Denominations:	$2,000 x $1,000
CUSIP / ISIN:	12592B AU8 / US12592BAU89
Joint Book-Running Managers:

BNP Paribas Securities Corp.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

BBVA Securities Inc.

Intesa Sanpaolo IMI Securities Corp.

SMBC Nikko Securities America, Inc.

UniCredit Capital Markets LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes before the first business day prior to the specified settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes before the first business day prior to such settlement date should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them by contacting BNP Paribas Securities Corp. at its toll-free number at 1-800-854-5674; BofA Securities, Inc. at its toll-free number at 1-800-294-1322; Deutsche Bank Securities Inc. at its toll-free number at 1-800-503-4611 or by email at prospectus.CPDG@db.com; and Goldman Sachs & Co. LLC at its toll-free number at 1-866-471-2526.